SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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      [ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          Dectron Internationale Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                          DECTRON INTERNATIONALE INC.

                               4300 Poirier Blvd
                           Montreal, Quebec H4R 2C5

                                  -----------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD July 6th, 1999
                                  -----------

TO THE STOCKHOLDERS OF Dectron Internationale Inc.:

            NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of Dectron Internationale Inc. (the "Company") will be held at Hilton Montreal Airport, 12505 Cote de Liesse, Dorval, Quebec, Canada on July 6, 1999, at 2:00 p.m., local time for the following purposes:

      1.    To elect directors to hold office for a term of one year;

      2. To ratify the appointment of Schwartz Levitsky Feldman, as the Company's independent certified public accountants for the ensuing year; and

      3. To act upon such other business as may properly come before the Meeting or any adjournment thereof.

            Only stockholders of record at the close of business on June 2nd, 1999 are entitled to notice of and to vote at the Meeting and any adjournments thereof.

            In order to ensure the presence of a quorum at the Meeting, it is important that Stockholders representing a majority of the voting power of all stock outstanding be present in person or represented by their proxies. Therefore, whether you expect to attend the Meeting in person or not, please vote your shares by signing, filling out, dating and promptly returning the enclosed proxy card in the enclosed self-addressed, postage-paid envelope. If you attend the Meeting and prefer to vote in person, you can revoke your proxy.

            In addition, please note that abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.

Dated: May 28, 1999                     By Order of the Board of Directors

                                        Ness Lakdawala
                                        Chairman and Chief Executive
                                        Officer

                          Dectron Internationale Inc.
                               4300 Poirier Blvd
                           Montreal, Quebec H4R 2C5

                          ---------------------------

                                PROXY STATEMENT

                          ---------------------------

                      1999 ANNUAL MEETING OF STOCKHOLDERS

  To Be Held at 2:00 p.m., at Hilton Montreal Airport, 12505 Cote de Liesse,
                            Dorval, Quebec, Canada
                              on July 6th, 1999

            This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Dectron Internationale Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 2:00 p.m. at Hilton Montreal Airport, 12505 Cote de Liesse, Dorval, Quebec, Canada on July 6th, 1999, and at any adjournments thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Chairman of the Board of Directors of the Company written notice of the revocation, by submitting a proxy bearing a later date, or by attending the Meeting and voting. This Proxy Statement, the accompanying Notice of Meeting and form of proxy have been first sent to the stockholders on or about June 5th, 1999.

            All properly executed, unrevoked proxies on the enclosed form, if returned prior to the Meeting, will be voted in the manner specified by the Stockholder. If no specific instruction is given, the shares represented by the proxy will be voted in accordance with the Board of Directors' recommendations.

            In addition, please note that abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.

                             OWNERSHIP OF SECURITIES

            Only stockholders of record at the close of business on June 2nd, 1999, the date fixed by the Board of Directors in accordance with the Company's By-Laws, are entitled to vote at the Meeting. As of May 28th, 1999, there were issued and outstanding 2,795,000 shares of common stock, $.10 par value per share (the "Common Stock").

            Each outstanding share is entitled to one vote on all matters properly coming before the Meeting. A majority of the shares of the outstanding Common Stock is necessary to constitute a quorum for the Meeting.

            The following table sets forth certain information as of May 28th, 1999 with respect to each beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock of the Company, each officer and director of the Company and all officers and directors as a group.

                                                 Number of Shares of    Percentage
                                                     Common Stock      Beneficially
Name and Address of Beneficial Owner(1)          Beneficially Owned       Owned
---------------------------------------          ------------------       -----
Ness Lakdawala(2) ..............................      1,674,059          59.89%
Roshan Katrak(3) ...............................      1,674,059          59.89%
Reinhold Kittler ...............................              0              *
Mauro Parissi ..................................         45,000            1.6%
Guy Houle ......................................              0              *
Ralph Kittler(4) ...............................         40,000            1.4%
D. Lucas .......................................         48,500            1.7%
Richard Ness ...................................          4,000              *
Leena Lakdawala.................................              0              *
All Officers and Directors as a group(2)(3) ....      1,811,559          64.81%

-----------

*     represents less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is c/o the Company.

(2) Represents (i) 43,561 shares of Common Stock directly owned, (ii) 67,395 shares of Common Stock owned by Roshan Katrak, Mr. Lakdawala's wife, (iii) 69,684 shares of Common Stock owned by Roshaness Inc., a company owned by Mr. Lakdawala, and (iv) 1,492,879 owned by 3103-7195 Quebec Inc., a company owned by Mr. Lakdawala's spouse and children.

(3) Represents (i) 67,395 shares of Common Stock directly owned, (ii) 43,561 shares of Common Stock owned by Ness Lakdawala, Ms. Katrak's husband,
      (iii) 69,684 shares of Common Stock owned by Roshaness Inc., a Company owned by Ness Lakdawala, and (iv) 1,492,879 shares owned by 3103-7195 Quebec Inc., a company owned by Mrs. Katrak and her children.

(4)   Ralph Kittler is the son of Reinhold Kittler, a director.

This Proxy Statement contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Proxy Statement.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

            Seven directors are proposed to be elected at the Meeting, each to hold office for a period of one year, or until such director's successor shall be elected and shall qualify, subject, however to prior death, resignation, retirement, disqualification or removal from office. Unless such authority is withheld, it is intended that the accompanying proxy will be voted in favor of the seven persons named below, each of whom is now serving as a director, unless the stockholder indicates to the contrary on the proxy. The Company expects that each of the nominees will be available for election, but if either of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy or the number of directors to be elected at this time may be reduced by the Board of Directors.

Director Nominees - Term Expiring 2000.

            NESS LAKDAWALA has been President, Chief Executive Officer and Chairman of the Company since its inception and has been President and Chief Executive Officer of Dectron Inc. since 1994. Prior to joining Dectron Inc., Mr. Lakdawala was President of Blanchard Ness Limited, a company which he founded in 1976. From 1987 to present, Mr. Lakdawala was the President of Thermoplus. In January 1996, Thermoplus filed a proposal under the provisions of the Bankruptcy Act which gave full payment to secured creditors who filed a proof of claim. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." From 1987-1988, Mr. Lakdawala was Chairman of the Heating Refrigeration Air Conditioning Institute of Canada. Mr. Lakdawala has also served as the Governor of the American Society of Heating, Refrigeration and Air Conditioning Engineers, Inc. ("ASHRAE"), the organization that sets ventilation standards in Canada and the United States. Mr. Lakdawala is currently a member of ASHRAE and the Refrigeration Service Engineers Society.

            REINHOLD KITTLER has been Executive Vice President and Director of the Company since its inception and, since 1994, has been the Chairman of Dectron Inc. From 1985 to 1993, Mr. Kittler was President of Dectron Inc. He currently teaches refrigeration engineering at Vanier College in Montreal, Quebec. Mr. Kittler has contributed extensively to the ASHRAE Handbook. Mr. Kittler is a member of numerous industry related societies, including the Order of Engineers of Quebec (since 1973), the International Institute of Ammonia Refrigeration (since 1992), the Air Conditioning and Refrigeration Institute (since 1996), the Refrigeration Services Engineers Society (since 1979) and ASHRAE (since 1974). Mr. Kittler is frequently a guest speaker at industry related symposiums.

            MAURO PARISSI, C.A. has been Chief Financial Officer, Secretary and Director of the Company since its inception and has been Controller of Dectron Inc. since 1996. From 1995-1996, Mr. Parissi was an auditor with the firm of Mizgala & Cie. From 1990-1995, Mr. Parissi was an auditor with the firm of Hart, David Lloyd, F.C.A., C.I.P. Mr. Parissi is currently a member of The Canadian Institute of Chartered Accountants and The Order of Chartered Accountants of Quebec. Mr. Parissi received his graduate diploma in Public Accountancy from McGill University in 1995.

            LEENA LAKDAWALA has been Executive Vice President and a Director of the Company since its inception, and Vice President of Production and Administration for Dectron since 1994. She is currently a member of the Heating Refrigeration and Air Conditioning Institute. Mrs. Lakdawala received her B.A from Concordia University in 1993.

            RICHARD NESS has been a Director of the Company since 1998. Mr. Ness is president and chief operating officer of ECE Electronic Clearing, Inc. a firm offering technical and operational services to investment dealers in Canada. Previously, he was vice president client services and member seat holder of the Toronto Stock Exchange with Le Groupe Option Retraite, Inc. and investment dealer with memberships on the Montreal and Toronto stock exchanges. Prior to joining Option Retraite, he was vice president of operations at Marleau Lemire Securities and chief financial officer of Marleau Lemire U.S.A., an N.A.S.D. member firm.

            ROSHAN KATRAK has been Vice President of Human Relations of the Company since its inception and of Dectron Inc. since 1994 and a Director of the Company since 1998. From 1976 to 1994, she was a Director of Blanchard Ness Limited, and from 1987 to present has been Vice President of Human Relations for Thermoplus. In January 1996, Thermoplus filed a proposal under the provisions of the Bankruptcy Act which gave full payment to secured creditors who filed a proof of claim. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Mrs. Katrak received her Honors Degree in Psychology in 1964.

            GUY HOULE has been a Director of the Company since its inception. He is currently a partner in the intellectual property firm of Swabey Ogilvy Renault of Montreal, Quebec. He is also the President of Homart Ventures Inc., a product development consulting company. Mr. Houle specializes in the field of technology transfer and intellectual property licensing and has written articles and given lectures on this topic. From 1984 to 1991 he was a member of the board of the Licensing Executives Society (USA and Canada), Inc. ("LES"), during which time he also served as vice-president, treasurer and member of the executive committee and chairman of the audit committee. Mr. Houle is a member of several professional associations, including the Institute of Electrical and Electronics Engineers, Licensing Executives Society, Patent and Trademark Institute of Canada, Institute of Electrical and Electronic Engineers and International Association of Intellectual Property Practitioners.

Ness Lakdawala and Roshan Katrak are husband and wife and their daughter is Leena Lakdawala.

Stockholder Vote Required

            Election of each director requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION TO THE BOARD OF
                DIRECTORS OF THE COMPANY OF EACH OF THE NOMINEES.

Executive Compensation

Employment and Consulting Agreements

            The Company and Mr. Ness Lakdawala entered into an employment agreement on October 7, 1998, the effective date of the Company's initial public offering, for a term of two years renewable for additional one year periods. The Employment Agreements call for an annual salary for Mr. Lakdawala of $200,000 adjusted annually for increases in the Consumer Price Index (CPI). In the event of a takeover or of a change of control event, Mr. Lakdawala would be entitled to a bonus equal, on an after tax basis, to five times his then current annual base salary. Mr Lakdawala's employment agreement contains a non-competition provision which forbids him from engaging in a competitive business during his employment and for a period of one year thereafter.

            The Company does not currently have employment agreements with any of its other officers or directors.

                           Summary Compensation Table

            The following table sets forth all cash compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended January 31, 1999, January 31, 1998, and January 31, 1997, paid to the Company's Chief Executive Officer, the four other most highly compensated executive officers (the "Named Executive Officers") at the end of the above fiscal years whose total compensation exceeded $100,000 per annum, and up to two persons whose compensation exceeded $100,000 during the above fiscal years, although they were not executive officers at the end of such years.

                                                               Restricted                 All Other
Name and Principal                                              Stock                      Compen-
Position                      Year       Salary      Bonus      Awards     Options/SARs    sation
---------------------------------------------------------------------------------------------------
Ness Lakdawala                1999      $140,647      N/A        N/A            N/A          N/A
Chairman, President and       1998      $140,647
CEO (1)(2)                    1997      $ 65,655

----------

      (1) 'Salary" represents the aggregate salaries paid to Mr. Lakdawala during the fiscal years presented by Dectron, Refplus and Thermoplus.

      (2) In addition, Ness Lakdawala's wife received annual compensation of $43,723, $40,054 and $32,227 for the years ended January 31, 1999,
            1998 and 1997, respectively, for serving as Vice President of Human Relations of Dectron, Inc.

Options and Stock Appreciation Rights to Named Executive Officers

            No stock options were issued during the fiscal year ending January 31, 1999 to the Company's Named Executive Officers.

                            Board Compensation Report

Executive Compensation Policy

            The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses. The Company's compensation principles for the Chief Executive Officer are identical to those of the Company's other executive officers.

            Cash Compensation. In determining its recommendations for adjustments to officers' base salaries for fiscal 1999 the Company focused primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the accomplishment of goals set by the officer and approved by the Board for that year, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position. In certain situations, relating primarily to the completion of important transactions or developments, the Company may also pay cash bonuses, the amount of which will be determined based on the contribution of the officer and the benefit to the Company of the transaction or development.

            Equity Compensation. The grant of stock options to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. The Board believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term.

Chief Executive Officer Compensation

            As indicated above, the factors and criteria upon which the compensation of Ness Lakdawala, the Chief Executive Officer, is based are identical to the criteria used in evaluating the compensation packages of the other executive officers of the Company. The Chief Executive Officer's individual contributions to the Company included his leadership role in establishing and retaining a strong management team, developing and implementing the Company's business plans and attracting investment capital to the Company. In addition, the Company reviewed compensation levels of chief executive officers at comparable companies with the Company's industry.

Respectfully submitted,

Ness Lakdawala, Chairman

                               Other Compensation

            Outside directors may be paid an honorarium for attending meetings of the Board of Directors of the Company, in an amount that management anticipates will not exceed $500 per meeting.

                                  Stock Options

Stock Option Plans

            The Company has adopted a Stock Option Plan pursuant to which 650,000 shares of Common Stock are reserved for issuance, none of which are currently issued or outstanding.

      The Plan will be administered by the compensation committee or the Board of Directors, who determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of the options and the option exercise price.

      The Plan is effective for a period of five years, expiring in 2008. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. The Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the Plan may be exercisable for up to five years, and shall be at an exercise price all as determined by the Board. Options are non-transferable except by the laws of descent and distribution or a change in control of the Company, as defined in the Plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (i) the sale of substantially all of the assets of the Company and merger or consolidation with another Company, or (ii) a majority of the Board changes other than by election by the stockholders pursuant to Board solicitation or by vacancies filled by the Board caused by death or resignation of such person.

      If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age 70, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

      The exercise price of an option may not be less than the fair market value per share of Common Stock on the date that the option is granted in order to receive certain tax benefits under the Income Tax Act of Canada (the "ITA"). The ITA requires that the exercise price of all future options will be at least 85% of the fair market value of the Common Stock on the date of grant of the options. A benefit equal to the amount by which the fair market value of the shares at the time the employee acquires them exceeds the total of the amount paid for the shares or the amount paid for the right to acquire the shares shall be deemed to be received by the employee in the year the shares are acquired pursuant to paragraph 7(1) of the ITA. Where the exercise price of the option is equal to the fair market value of the shares at the time the option is granted, paragraph 110(1)(d) of the ITA allows a deduction from income equal to one quarter of the benefit as calculated above. If the exercise price of the option is less than the fair market value at the time it is granted, no deduction under paragraph 110(1)(d) is permitted. Options granted to any non-employees, whether directors or consultants or otherwise will confer a tax benefit in contemplation of the person becoming a stockholder pursuant to subsection 15(1) of the ITA.

      Options may not be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee.

      Options under the Plan must be issued within five years from the effective date of the Plan.

      Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan.

      The Plan may be terminated or amended at any time by the Board of Directors, except that the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Plan may not be increased without the consent of the stockholders of the Company.

                             SECTION 16(a) REPORTING

      As under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding ten percent or more of the Company's Common Stock must report on their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and to the National Association of Securities Dealers, Inc.'s Automated Quotation System. Specific due dates for these reports have been established. During the year ended January 31, 1999 the Company believes all reports on behalf of its executive officers and directors for all transactions were filed on a timely basis.

                       MEETINGS OF THE BOARD OF DIRECTORS

      There were no meetings of the Company's Board of Directors during 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                              CERTAIN TRANSACTIONS

      The Company leases its St. Hubert, Quebec manufacturing facility from Roshan Katrak, the Company's Vice President of Human Relations and the wife of Ness Lakdawala, the Company's President, Chairman and CEO, for a monthly rent of $3,094 per month. The Company believes that the lease was made on terms no less favorable than could be obtained from unaffiliated third parties.

      The Company leases its Montreal, Quebec manufacturing facilities from Roshaness Inc., a company owned by Ness Lakdawala, for a monthly rent of $3,220 per month. The Company believes that the lease was made on terms no less favorable than could be obtained from unaffiliated third parties.

      Immediately prior to the effective date of the Registration Statement for the Company's initial public offering the Company restructured its corporate structure ("Restructuring"). In order to complete the Restructuring, (i) Dectron, which prior to the Restructuring owned a majority interest in Refplus, acquired the minority interests in Refplus, which included both common stock and preferred stock (and assumed Refplus' loan payables of approximately Cdn$125,000) which is included in the Cdn$1,149,050 number mentioned below) in exchange for 62,500 shares of the Company's Common Stock and Cdn$102,503; (ii) Dectron acquired all of the outstanding securities of Thermoplus, which included both Common Stock and preferred stock, and assumed Thermoplus' parent company's loan payables (approximately Cdn$497,000, which amount is included in the Cdn$1,149,050 number mentioned below) in exchange for 194,621 shares of the Company's Common Stock and Cdn$423,738, and (iii) the Company acquired all of the issued and outstanding securities of Dectron in exchange for 1,492,879 shares of the Company's Common Stock. The shares of Dectron, Inc. were owned by 159,653 Canada, Inc. which was a holding company beneficially owned by Mr. Lakdawala. The Refplus and Thermoplus' parent company loans payable represent the repayment of loans made to such companies. In connection with the Restructuring, the Company issued 1,750,000 shares of Common Stock and promissory notes in the aggregate amount of Cdn$1,149,050. Of this amount, Cdn$557,050 (or approximately U.S.$400,000) were repaid out of the proceeds of the Offering. Of these amounts, an aggregate amount of 1,674,059 shares of Common Stock and promissory notes in the aggregate amount of Cdn$592,000 were issued to Ness Lakdawala, the Company's President, and his affiliates. The Cdn$592,000 payable to Mr. Lakdawala and his affiliates will be paid monthly (in 12 equal installments) which payments commenced three months after the Offering, without interest, out of the Company's cash flow.

      Mr. Lakdawala and his affiliates received their 1,674,059 shares of the Company for contributing their interest in the Company's subsidiaries. Specifically, Mr. Lakdawala's affiliate received 1,492,879 shares in exchange for 100% of 159653 Canada Inc., which owned 100% of Dectron, Inc. prior to the Restructuring; 156,808 shares for a portion of their shares of KeepKool Transfer de Chaleur Inc. ("KeepKool") which represented 86% of KeepKool (KeepKool owned 94% of Thermoplus Air, Inc. prior to the Restructuring); and 24,372 share for his shares of 3294242 Canada Inc. which represented 61% of 3294242 (3294242 owned 49.99% of Refplus, Inc. prior to the Restructuring). Dectron Inc. owned 50.01% of Refplus Inc. prior to the Restructuring. The two promissory notes totaling Cdn$592,000 were issued to Mr. Lakdawala and his affiliates in exchange for Cdn$222,000 of debt owed to Mr. Lakdalawa by KeepKool and Cdn$370,000 for a portion of his shares of KeepKool.

      The terms of the Restructuring were negotiated between Mr. Lakdawala and the other owners of the minority interest in Refplus and Thermoplus. Mr. Lakdawala and his affiliates held a majority interest in Thermoplus prior to the Restructuring. The Company owned a majority interest in Refplus prior to the Restructuring and Mr. Lakdawala owned a majority of the 49.99% interest in Refplus purchased by the Company in the Restructuring. The value was arrived at based on negotiations between the Company and the Sellers (other than Mr. Lakdawala and his affiliates). The Company did not have two independent disinterested directors to ratify the transactions. There can be no assurance that such transaction was on terms no less favorable than the Company could have obtained from other third parties, although management believes that they were as favorable. Any interested transactions currently pending must be approved by the Company's sole independent director, until such time as another independent director is appointed to the Board.

      Between March and May 1999 the Company made loans of $123,061.31 to Mauro Parissi, Chief Financial Officer of the Company, $108,569.95 to Ralph Kittler the son of Reinhold Kittler, a director, $134,064.48 to D. Lucas, Vice President of the Company. The loans were used to finance purchase of the Company's Stock and bore interest at the Canadian prescribed interest rate of five percent (5%). The borrowers plan to repay the loan through credit facilities they expect to take from the National Bank of Canada before the end of the fiscal year ending January 31, 2000

      All future material transactions, including any loans, between the Company and its officers, directors, principal stockholders or affiliates of any of them have been and will be on terms no less favorable to the Company than those that can be obtained from unaffiliated third parties, and will be approved in advance by a majority of the independent and disinterested directors who had access, at the Company's expense, to the Company's or independent legal counsel.


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

                                 PROPOSAL NO. 2

            RATIFICATION OF APPOINTMENT OF SCHWARTZ LEVITSKY FELDMAN
                     AS THE COMPANY'S INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

            The Board of Directors of the Company has adopted resolutions appointing Schwartz Levitsky Feldman as the Company's independent certified public accountants for the ensuing year. Schwartz Levitsky Feldman, which has served as the Company's independent certified public accountants since 1998, is familiar with the Company's operations, accounting policies and procedures and is, in the Company's opinion, well-qualified to act in this capacity. A member of Schwartz Levitsky Feldman will be available to answer questions and will have the opportunity to make a statement if he or she so desires at the Annual Meeting of Stockholders.

                            Stockholder Vote Required

            Ratification of the appointment of Schwartz Levitsky Feldman as independent certified public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF SCHWARTZ LEVITSKY FELDMAN AS THE COMPANY'S
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                  OTHER MATTERS

            The Board of Directors does not know of any matters other than those referred to in the notice of meeting that will be presented for consideration at the Meeting. However, it is possible that certain proposals may be raised at the Meeting by one or more stockholders. In such case, or if any other matter should properly come before the Meeting, it is the intention of the person named in the accompanying proxy to vote such proxy in accordance with his best judgment.

                             SOLICITATION OF PROXIES

            The cost of soliciting proxies will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and telegram by directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's capital stock.


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

                              STOCKHOLDER PROPOSALS

            Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than January 5, 2000 in order that they may be considered for inclusion in the Proxy Statement and form of proxy relating to that Meeting.

                  ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
                                   COMMISSION

            Copies of the annual report (Form 10-K) of the Company for the year ended January 31, 1999, as filed with the Securities and Exchange Commission (without exhibits), and any amendments thereto, are available to stockholders free of charge by writing to Dectron Internationale Inc., 4300 Poirier Blvd., Montreal, Quebec H4R 2C5.

                              FINANCIAL STATEMENTS

            The audited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended January 31, 1999, and Management's Discussion and Analysis of Financial Condition and Results of Operations, are annexed hereto as Appendix A.

                                                       By Order of the Board of
                                        Directors of Dectron Internationale Inc.


                                                                 Ness Lakdawala
                                           Chairman and Chief Executive Officer

May 28, 1999


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